FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger 212-415-3393

Omnicom Reports Third Quarter 2011 Results

NEW YORK, October 18, 2011 - Omnicom Group Inc. (NYSE: OMC) today announced that its net income for the third quarter of 2011 increased 16.7% to $203.7 million from $174.6 million in the third quarter of 2010. Omnicom’s diluted net income per common share in the third quarter of 2011 increased 26.3% to $0.72 per share from $0.57 per share in the third quarter of 2010.

Worldwide revenue increased 12.9% to $3,380.9 million from $2,994.6 million in the third quarter of 2010. Domestic revenue for the third quarter of 2011 increased 5.3% to $1,703.2 million compared to $1,617.1 million in the third quarter of 2010. International revenue increased 21.8% to $1,677.7 million compared to $1,377.5 million in the third quarter of 2010.

Omnicom’s net income for the nine months ended September 30, 2011 increased 17.1% to $680.7 million from $581.2 million in the same period in 2010. Omnicom’s diluted net income per common share for the nine months ended September 30, 2011 increased 26.1% to $2.37 per share in 2011 from $1.88 per share in the same period in 2010.

Worldwide revenue for the nine months ended September 30, 2011 increased 11.9% to $10,019.6 million from $8,955.7 million in the same period in 2010. Domestic revenue for the nine months ended September 30, 2011 increased 5.6% to $5,120.0 million from $4,846.7 million in the same period in 2010. International revenue for the nine months ended September 30, 2011 increased 19.2% to $4,899.6 million from $4,109.0 million in the same period in 2010.

437 Madison Avenue, New York, NY 10022 (212) 415-3600 Fax (212) 415-3530

Omnicom Group Inc.

Omnicom Group Inc. (NYSE: OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our third quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited)

(Dollars in Millions, Except Per Share Data)

Three Months Ended September 30,	2011	2010
Revenue	$3,380.9	$2,994.6
Operating expenses, excluding amortization of intangibles	2,983.8	2,662.5
Earnings before interest, taxes and amortization of intangibles (a)	397.1	332.1
Amortization of intangibles	23.7	18.0
Operating income	373.4	314.1
Net interest expense	31.9	29.8
Income before income taxes	341.5	284.3
Income tax expense	117.1	96.9
Income from equity method investments	4.5	8.2
Net Income	228.9	195.6
Less: Net income attributed to noncontrolling interests	25.2	21.0
Net Income - Omnicom Group Inc.	203.7	174.6
Less: Net income allocated to participating securities	2.3	1.7
Net income available for common shares	$201.4	$172.9
Net income per common share - Omnicom Group Inc.
Basic	$0.73	$0.58
Diluted	$0.72	$0.57
Weighted average shares (in millions)
Basic	277.1	299.3
Diluted	281.4	303.5
Dividend declared per common share	$0.25	$0.20

(a)	Earnings before interest, taxes and amortization of intangibles (“EBITA”) is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. Management uses EBITA as an additional operating performance measure, which excludes acquisition related amortization expense, because it believes that EBITA is a useful measure to evaluate the performance of our businesses. EBITA is not, nor should not be used as a substitute for Operating Income, as determined in accordance with U.S. GAAP.

Omnicom Group Inc.

(Unaudited)

(Dollars in Millions, Except Per Share Data)

Nine Months Ended September 30,	2011	2010
Revenue	$10,019.6	$8,955.7
Operating expenses, excluding amortization of intangibles	8,768.2	7,884.4
Earnings before interest, taxes and amortization of intangibles (a)	1,251.4	1,071.3
Amortization of intangibles	67.7	50.7
Operating income	1,183.7	1,020.6
Net interest expense	91.8	77.7
Income before income taxes	1,091.9	942.9
Income tax expense	349.0	320.8
Income from equity method investments	10.3	23.1
Net Income	753.2	645.2
Less: Net income attributed to noncontrolling interests	72.5	64.0
Net Income - Omnicom Group Inc.	680.7	581.2
Less: Net income allocated to participating securities	7.3	5.6
Net income available for common shares	$673.4	$575.6
Net income per common share - Omnicom Group Inc.
Basic	$2.41	$1.90
Diluted	$2.37	$1.88
Weighted average shares (in millions)
Basic	279.8	302.7
Diluted	284.3	306.9
Dividend declared per common share	$0.75	$0.60

(a)	Earnings before interest, taxes and amortization of intangibles (“EBITA”) is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. Management uses EBITA as an additional operating performance measure, which excludes acquisition related amortization expense, because it believes that EBITA is a useful measure to evaluate the performance of our businesses. EBITA is not, nor should not be used as a substitute for Operating Income, as determined in accordance with U.S. GAAP.